Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-50927) of our report dated February 23, 2000, relating to the financial statements and financial statement schedule of Chyron Corporation, appearing on page 22 of this Annual Report on Form 10-K dated March 9, 2000.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

March 9, 2000